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                                                                     EXHIBIT 5.1


                                LATHAM & WATKINS
                                Attorneys at Law
                       633 West Fifth Street, Suite 4000
                      Los Angeles, California  90071-2007
                            Telephone (213) 485-1234
                               Fax (213) 891-8763


                                February 9, 1996


Beverly Enterprises, Inc.
5111 Rogers Ave., Suite 40-A
Ft. Smith, Arkansas  72919-1000

                          Re: Registration Statement with respect to $30,000,000 Aggregate Principal Amount of Senior Notes due 2006

Ladies and Gentlemen:

                 In connection with the registration of $30,000,000 aggregate principal amount of 9% Senior Notes due 2006 (the "Securities"), by Beverly Enterprises, Inc., a Delaware corporation (the "Company"), and the guarantees of the Securities (the "Guarantees") by the entities set forth in the table of additional co-registrants contained in the Registration Statement (as defined below) ("Guarantors"), under the Securities Act of 1933, as amended (the "Act"), on Form S-3 filed with the Securities and Exchange Commission (the "Commission") on February 9, 1996 (the "Registration Statement") you have requested our opinion with respect to the matters set forth below.


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Beverly Enterprises, Inc.                                            EXHIBIT 5.1
February 9, 1996
Page 2


                 In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company and the Guarantors in connection with the authorization and issuance of the Securities and the Guarantees, respectively, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

                 In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

                 We are opining herein as to the effect on the subject transaction only of the internal laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any other local agencies within the state.

                 Capitalized terms used herein without definition have the meanings ascribed to them in the Registration Statement.

                 Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof:

         (1) The Securities have been duly authorized by all necessary corporate action of the Company, and when executed, authenticated and delivered by or on behalf of the Company against payment therefor in accordance with the terms of the Indenture, will constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

         (2) Each of the Guarantees has been duly authorized by all necessary corporate action of the respective Guarantor, and when executed in accordance with the terms of the Indenture and upon due execution, authentication and delivery of the Securities and upon payment therefor, will be the legally valid and binding obligation of the respective Guarantor, enforceable against such Guarantor in accordance with its terms.





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Beverly Enterprises, Inc.                                            EXHIBIT 5.1
February 9, 1996
Page 3



                 The opinions rendered in paragraphs 1 and 2 above relating to the enforceability of the Securities and the Guarantees are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors, including, without limitation, the effect on the Guarantees of Section 547 or 548 of the federal Bankruptcy Code and comparable provisions of state law; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) the unenforceability of any provision requiring the payment of attorney's fees, except to the extent that a court determines such fees to be reasonable.

                 To the extent that the obligations of the Company and the Guarantors under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid, binding and enforceable obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

                 This opinion is rendered only to you and is solely for your benefit in connection with the transactions covered hereby. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.

                 We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters."

                                                   Very truly yours,

                                                   /s/ LATHAM & WATKINS